AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     This Amendment No.1 dated as of September 16, 1997 to that certain Employment Agreement (this "Amendment"), dated as of January 1, 1997, by and between EMBRYO DEVELOPMENT CORPORATION, a Delaware corporation (the "Company"), and MATTHEW L. HARRITON (the "Executive").

                     W I T N E S S E T H :

     WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of January 1, 1997 (the
"Agreement"); and

     WHEREAS, the Company and the Executive desire to amend the Agreement to effect the changes provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Effective as of the date hereof, the Agreement is hereby amended by deleting Section 1 and replacing it with the following:

     "Section 1.    Employment.  The Company hereby employs
Executive and the Executive hereby accepts such employment, as Chief Executive Officer and Chief Financial Officer of the Company, subject to the terms and conditions set forth in this Agreement."

     2. Effective as of the date hereof, the Agreement is hereby amended by deleting Section 2 and replacing it with the following:

     "Section 2.    Duties.   The Executive shall serve as Chief
Executive Officer and Chief Financial Officer and shall properly perform such duties as may be assigned to him from time to time by the Board of Directors of the Company. If requested by the Company, the Executive shall serve on the Board of Directors or any committee thereof without additional compensation. During the term of this Agreement, the Executive is not required to devote all of his business time to the performance of his duties and may pursue other activities which do not conflict with his obligations to the Company under this Agreement."



     3. Effective as of the date hereof, the Agreement is hereby amended by deleting Section 4.1 and replacing it with the following:

     "4.1 Salary. Effective as of January 1, 1998 the Company shall pay to the Executive an annual salary equal to sixty thousand dollars ($60,000) per annum (the "Base Salary")less such deductions as shall be required to be withheld by applicable law and regulations. All salaries payable to Executive shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business. In addition, the Company shall pay to the Executive an annual bonus on December 31, 1997 and December 31, 1998 if the Executive is employed by the Company on those dates, at the discretion of Directors which shall be at least ten (10%) of the previous years Base Salary."

     4. Effective as of the date hereof, the Agreement is hereby amended by deleting Section 4.3 and replacing it with the following:

     "4.3 Options. As additional consideration, the Company shall deliver to Executive an option to purchase 100,000 shares of the Company's Common Stock exercisable at $.65 per share on January 1, 1997. Further, the Company shall deliver to Executive an option to purchase 400,000 shares of the Company's Common Stock exercisable at the market price of such Common Stock as of September 16, 1997. Both such options are immediately exercisable and expire four (4) years from the date of issuance."

     5. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

     6. Except as otherwise specifically set forth herein, all of the terms and provisions of the Existing Agreement shall remain in full force and effect.

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          IN WITNESS WHEREOF, the parties have executed this
Amendment as of the day and year first above written.


                              EMBRYO DEVELOPMENT CORPORATION


                              By:/s/ Michael Lulkin
                                    Name: Michael Lulkin
                                    Title:Chairman


                                 /s/ Matthew L. Harriton
                                     Matthew L. Harriton